                                                                      EXHIBIT 11

                               OPTION CARE, INC.

                                  EXHIBIT 11

               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         1996             1995          1994
                                       ---------       ---------      ---------

Net income (loss)....................  $(20,256)       $  2,988       $ (1,978)
                                       =========       =========      =========

Shares issued and outstanding........    10,415          10,436         10,430

Weighted average shares issued.......        79               9              5

Additional shares included assuming
  exercise of stock options using
  treasury stock method..............       ---              22            ---

Weighted average shares retired......       ---             (14)           ---
                                       ---------       ---------      ---------

Weighted average common and
  common equivalent shares...........    10,494          10,453         10,435
                                       =========       =========      =========
Net income (loss) per common and
  common equivalent share............  $  (1.93)       $   0.29       $  (0.19)
                                       =========       =========      =========